Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and S-1 of CBS Radio Inc. of our report dated February 28, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of Entercom Communications Corp., which appears in Entercom Communications Corp.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 10, 2017